COMPANY CONTACT: Jeff Magids Director of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Fourth Quarter and Full Year 2021 Results;
2022 Capital Program and Guidance
Full year 2021 free cash flow of $84 million and free cash flow yield of 22%
Year-end 2021 PV-10 of $1.8 billion, a 245% increase year-over-year
Year-end 2021 leverage ratio of 1.25x
Full year 2022 production guidance implies ~15% growth year-over-year
Full year 2022 free cash flow guidance of $70-$100 million1
Houston, TX - March 2, 2022 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) today announced operating and financial results for the fourth quarter and full year 2021. Highlights include:
•Reported net production of 250 million cubic feet of natural gas equivalent per day (“MMcfe/d”) (74% natural gas) for the fourth quarter of 2021, at the high end of guidance. Oil and gas sales increased 52% quarter-over-quarter driven by increased production and higher commodity prices
•Recorded net income of $114 million, Adjusted EBITDA of $82 million and free cash flow (“FCF”) of $53 million1 for the fourth quarter of 2021. For full year 2021, SilverBow recorded net income of $87 million, Adjusted EBITDA of $246 million and FCF of $84 million1, representing a FCF yield of 22%2. Adjusted EBITDA and FCF are non-GAAP measures defined and reconciled in the tables below
•Delivered double digit growth for full year net production and Adjusted EBITDA, year-over-year, as the Company scales in an efficient manner
•Capital expenditures of $131 million, on an accrual basis, representing a full year 2021 re-investment rate of 60%3. This is the second consecutive year delivering a re-investment rate of approximately 60%
•Closed three accretive acquisitions during the second half of 2021 for a total consideration of $138 million, which significantly increased SilverBow's cash flow, its year-end reserves and its de-levering efforts. The acquisitions added over 215 net locations across a balanced commodity mix spanning both the Eagle Ford and Austin Chalk

•Increased borrowing base under the Company's senior secured revolving credit facility (“Credit Facility”) to $460 million, an increase of nearly 50%, and repaid $50 million of SilverBow's Senior Second Lien Notes (“Second Lien”) in the fourth quarter of 2021
•Reduced leverage ratio to 1.25x4 at year-end 2021, down from 2.5x at year-end 2020. Reduced outstanding long-term debt from $430 million to $377 million, a 12% decrease year-over-year
•Increased liquidity by more than $150 million, or nearly 200%, for full year 2021, with $233 million available under the Credit Facility as of December 31, 2021
•Deep inventory of high quality drilling locations providing over 10 years of development at a 1-rig pace
•Year-end 2021 total estimated proved reserves were 1.4 trillion cubic feet of gas equivalent (“Tcfe”) (46% proved developed; 82% natural gas), a Standardized Measure of $1.6 billion and a pre-tax present value of future net cash flows discounted at 10% (“PV-10 Value,” a non-GAAP measure) of $1.8 billion utilizing Securities and Exchange Commission (“SEC”) pricing. Proved reserves and PV-10 Value increased 28% and 245% year-over-year, respectively
2022 Capital Program and Guidance:
•Full year estimated production of 235 - 255 MMcfe/d, growth of approximately 15% year-over-year, with natural gas representing 77% at the midpoint of full year guidance
•Full year capital program of $180-$200 million, with flexibility to adjust as commodity prices dictate
•Based on its 2022 capital budget, operating plan, and service cost outlook, the Company anticipates full year FCF of $70-$100 million1 with a re-investment rate of approximately 70%3 and targeted year-end leverage below 1.0x4
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “This past year presented a number of challenges which SilverBow turned into opportunities. We were well positioned to take advantage of rising commodity prices given our lean cost structure and our hedge strategy utilizing more two-way collars to fulfill hedge requirements. As a result, we delivered record free cash flow of $84 million for the fiscal year, cut our leverage ratio in half to a conservative level of 1.25x and increased our liquidity by $150 million year-over-year. Furthermore, the three acquisitions we closed in the second half of the year allowed us to quickly scale our cash flow without having to expand our capital guidance for the year. Through organic development and the aforementioned acquisitions, we expanded our drilling inventory of high-return oil and gas wells across the Eagle Ford and Austin Chalk, the latter of which have shown promising returns within our portfolio. The market began to take note of our successes this year as SilverBow's share price increased over 300% in 2021.”

Mr. Woolverton stated further, “As we look to 2022 and beyond, there is a rich opportunity set for SilverBow. Our full year guidance implies a free cash flow yield of approximately 20%, which would fund our current development plan and provide for further debt reduction. SilverBow remains active in identifying opportunistic acquisitions that increase the Company's scale and bolster its inventory over the long-term. The momentum of our recent acquisition announcements and ability to consummate the right transactions at the right time and at the right price is a conduit for SilverBow to continue consolidating its South Texas position. Our decision to run at a full-rig pace for the entire year will result in further operational efficiencies and supports organic double-digit growth while re-investing approximately 70% of our cash flow. Our Webb County Austin Chalk and growing portfolio of liquids-rich assets will be a focal point of our 2022 operating plan. Maintaining a conservative balance sheet and leverage profile remain a top priority, and thus we expect to achieve a sub-1.0x leverage ratio by the end of the year.”
OPERATIONS HIGHLIGHTS
During the fourth quarter of 2021, SilverBow completed and brought online five net wells. There was minimal drilling activity in the fourth quarter related to one gross non-operated well. For the full year, the Company drilled 18 net wells, completed 24 net wells and brought 24 net wells online.
The Company finished drilling one well in its Webb County Gas area January of 2021 and released its one drilling rig thereafter as part of a planned pause in development activity. In April 2021, SilverBow elected to accelerate and expand its planned mid-year liquids development program. This decision was based on favorable commodity prices and completion activity running ahead of schedule and under budget on development projects during the year. The Company’s liquids development was focused primarily on its La Salle Condensate and McMullen Oil areas and comprised 11 net wells drilled and completed during the year. Additionally, five net Webb County Gas wells were incorporated in the expanded mid-year development and were drilled in the third quarter of 2021. The drilling and completion activity over the second and third quarters drove production growth and higher cash flow in second half of year. SilverBow released its sole drilling rig in September, and had no operated activity until the resumption of drilling at its Webb County Gas area in late December.
In total the Company drilled six net operated wells in its Webb County Gas area in 2021. Of these, three net wells were in the Austin Chalk, a zone which the Company has been focused on proving up for future development. The Austin Chalk wells in Webb County continue to exceed expectations and exhibit strong commercial economics. SilverBow brought a fourth Austin Chalk well online in early 2022 in its Webb County Gas area, further enhancing its ability to deliver consistent and repeatable results across the position. The first well has produced approximately 3.7 billion cubic feet of natural gas in its first year. The Austin Chalk wells averaged 7,500 foot laterals with drilling and completion (“D&C”) costs of $727 per lateral foot, which compares favorably to recent Austin Chalk results from nearby operators. Given that D&C activity in the Austin Chalk to-date has focused on single-pad, delineation wells, SilverBow expects to realize greater cost efficiencies for future full-scale development. In the La Mesa and Fasken fields, multi-zone pad development efficiencies led to lower drilling and completion costs as the Company continued to leverage its technical experience and long operating history in the area. SilverBow also elected to participate in three gross non-operated wells in Webb County which were drilled in the third and fourth quarters of 2021 and will benefit from production in early 2022.
The Company closed three acquisitions in the second half of the year. From the closing of each of these respective acquisitions, in aggregate, SilverBow added 286 barrels per day (“Bbls/d”) of liquids and 4.5 million cubic feet per day (“MMcf/d”) to the Company’s full year net production. Additionally, the acquired assets provided SilverBow a deep runway of future oil and gas development locations in the Eagle Ford and Austin Chalk. The Company added more than 200 net drilling locations from acquired assets in 2021, with further inventory upside potential based on optimizations to well costs, spacing and lateral lengths given the highly contiguous lease footprints with SilverBow's existing acreage. The Company is working to integrate these new assets into its low cost structure and should benefit from greater operating cost synergies due to increased size and scale. The acquisition activity in 2021 reflects a continued focus on identifying opportunities to add to core positions in high-return areas.
SilverBow’s asset management program seeks to optimize recoverability and operating costs from producing wells. The Company proactively invests in workovers, compression and artificial lift installations and other enhancements to maintain production output, improve its base decline and lower field operating costs. Furthermore, SilverBow prioritizes operational safety and maintains a goal of zero total recordable incidents. The Company's production operations group recently celebrated its five year anniversary with zero OSHA recordable accidents.
SilverBow has spent last several years positioning its inventory and development plans to be flexible. This has allowed the Company to align with prevailing commodity prices, and to drive greater operational efficiencies by concentrating its efforts in areas in which the team possesses deep technical expertise and experience. Across all of its operating areas in the Eagle Ford in 2021, SilverBow drilled 10% more lateral footage per day while lowering completion costs per well by 17% as compared to 2020. The Company's demonstrated success in increasing field efficiencies, reducing cycle times and lowering costs is a direct result of its operational and supply teams working with vendors to negotiate prices and logistical considerations for the materials used in its operations. As a result, SilverBow's drilling and completion costs per lateral foot in 2021 decreased by 13% as compared to 2020. Although the rate of operational efficiency gains are anticipated to slow as the Company approaches field level limitations and focuses on developing newly acquired acreage requiring potentially longer transition times, maintaining and improving upon the efficiency gains to-date is core to SilverBow’s cost mitigation efforts within an inflationary service cost environment expected in its near-term outlook.

PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the fourth quarter of 2021 averaged 250 MMcfe/d, at the high end of guidance. Production mix for the fourth quarter consisted of 74% natural gas, 14% crude oil and 13% NGLs. Natural gas comprised 63% of total oil and gas sales for the fourth quarter of 2021, compared to 60% in the fourth quarter of 2020.
For the fourth quarter of 2021, lease operating expenses (“LOE”) were $0.37 per thousand cubic feet of natural gas equivalent (“Mcfe”). Transportation and processing expenses (“T&P”) were $0.30 per Mcfe and production and ad valorem taxes were 4.8% of oil and gas revenue for the fourth quarter of 2021. Total production expenses, which include LOE, T&P and production taxes, were $0.99 per Mcfe fourth quarter of 2021. Net general and administrative (“net G&A”) expenses for the fourth quarter were $6.9 million or $0.30 per Mcfe. After deducting $1.2 million of non-cash compensation expenses, cash general and administrative (“cash G&A”) (a non-GAAP measure) expenses were $5.7 million for the fourth quarter of 2021, or $0.25 per Mcfe. SilverBow closed three accretive asset acquisitions in the second half of 2021 without adding any incremental general and administrative expenses. Therefore, greater efficiencies are expected going forward on a per unit basis which supports the Company's leading low-cost structure.
The Company continues to benefit from strong basis pricing in the Eagle Ford, as well as improved benchmark prices. Crude oil and natural gas realizations in the fourth quarter of 2021 were 98% and 97% of West Texas Intermediate (“WTI”) and Henry Hub, respectively, excluding hedging. SilverBow's average realized natural gas price, excluding the effect of hedging, was $5.64 per Mcf in the fourth quarter of 2021 compared to $2.68 per Mcf in the fourth quarter of 2020. The average realized crude oil selling price, excluding the effect of hedging, was $75.65 per barrel in the fourth quarter of 2021 compared to $38.93 per barrel in the fourth quarter of 2020. The average realized NGL selling price in the fourth quarter of 2021 was $32.82 per barrel (43% of WTI benchmark), compared to $15.82 per barrel (37% of WTI benchmark) in the fourth quarter of 2020.
YEAR-END 2021 RESERVES
SilverBow reported year-end estimated proved reserves of 1.4 Tcfe, a 28% increase over year-end 2020. Specific highlights from the Company’s year-end reserve report include:
•Standardized Measure of $1.6 billion, a 202% increase over year-end 2020
•PV-10 Value (non-GAAP measure) of $1.8 billion, a 245% increase over year-end 2020
•Proved developed producing (“PDP”) PV-10 Value (non-GAAP measure) of $1.0 billion, a 170% increase over year-end 2020

The table below reconciles 2020 reserves to 2021 reserves:

Total (MMcfe)
Proved reserves as of December 31, 2020	1,106,415
Extensions, discoveries and other additions	359,375
Purchases (sales) of minerals in place	226,565
Revisions of prior reserve estimates:
Reclassification of PUD to unproved under SEC 5-year rule	(170,618)
Price and performance revisions	(27,853)
Production	(78,113)
Proved reserves as of December 31, 2021	1,415,770

Proved developed reserves accounted for 46% of SilverBow's total estimated proved reserves at December 31, 2021. Total capital costs incurred during 2021 were $268 million, which included approximately $123 million for development costs, $7 million for leasehold acquisition and prospect costs, and $138 million for property acquisitions. The property acquisitions in 2021 reflect a combination of the final cash and stock consideration paid for acquisitions, valued at time of acquisition close and net of purchase price adjustments, as well as transaction related fees.
The SEC prices used for reporting the Company's year-end 2021 estimated proved reserves, which have been adjusted for basis and quality differentials, were $3.75 per Mcf for natural gas, $25.29 per barrel for natural gas liquids and $63.98 per barrel for crude oil compared to $2.13 per Mcf, $11.66 per barrel, and $37.83 per barrel in 2020. Using the SEC prices, SilverBow's year-end 2021 reserves had a Standardized Measure of $1.6 billion and a SEC PV-10 Value of $1.8 billion.
FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $151.3 million for the fourth quarter of 2021. The Company reported net income of $114.3 million for the fourth quarter of 2021, which includes a net gain on the value of SilverBow's derivatives portfolio of $29.9 million. For the full year 2021, the Company reported net income of $86.8 million.
For the fourth quarter of 2021, SilverBow reported Adjusted EBITDA (a non-GAAP measure) of $81.8 million and FCF (a non-GAAP measure) of $52.9 million. For the full year 2021, SilverBow reported Adjusted EBITDA of $245.6 million and FCF of $84.0 million. For the full year 2021, the Company reported Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) of $300.7 million, which, in accordance with the Leverage Ratio calculation in its Credit Facility, includes gains for the period related to previously unwound derivative contracts totaling $14.1 million and pro forma contributions from acquired assets prior to their closing dates totaling $41.0 million.

Capital expenditures incurred during the fourth quarter of 2021 totaled $20.1 million on an accrual basis. For the full year 2021, capital expenditures totaled $130.5 million on an accrual basis.
2022 CAPITAL PROGRAM
SilverBow provided its 2022 capital budget range of $180-$200 million (approximately 92% allocated to D&C activity). The budget provides for 39 gross (33 net) operated wells drilled, compared to 20 gross (18 net) operated wells drilled in 2021. The Company intends to run one full rig in 2022, as compared to a 3/4 rig average in 2021, which supports production growth of approximately 15% year-over-year while maintaining a re-investment rate of approximately 70%3.
In the first quarter of 2022, SilverBow completed one La Mesa Austin Chalk well and is currently completing an eight-well La Mesa pad which is expected to come online in the second quarter. After drilling the La Mesa pad in February, the Company's drilling rig will shift to its liquids-weighted assets which is expected to encompass 14 net wells. About half of the liquids wells to be drilled are a result of new areas and more contiguous acreage positions acquired by SilverBow in 2021. During the third quarter, the Company intends to return to its Webb County Gas area and drill its gas-weighted assets through the end of the year. As always, SilverBow's development plans remain flexible and opportunistic based on prevailing commodity prices and management's outlook. The Company will adjust its schedule and provide updates as needed as the year progresses.
2022 GUIDANCE
For the first quarter of 2022, SilverBow is guiding for estimated production of 220 - 232 MMcfe/d, with gas volumes expecting to comprise 167 - 177 MMcf/d. For the full year 2022, the Company is guiding for estimated production of 235 - 255 MMcfe/d, with gas volumes expecting to comprise 180 - 195 MMcf/d or 77% of full year production at the midpoint. SilverBow anticipates full year 2022 FCF of $70-$100 million1 and is targeting a year-end leverage ratio below 1.0x4. Additional detail concerning the Company's first quarter and full year 2022 guidance can be found in the table included with today’s news release and the most recent Corporate Presentation uploaded to the Investor Relations section of the SilverBow’s website.
HEDGING UPDATE
Hedging continues to be an important element of the Company's strategy to protect cash flow. SilverBow's active hedging program provides greater predictability of cash flow and preserves exposure to higher commodity prices. In conjunction with unwinding oil derivative contracts in 2020 related to production periods in 2020 and 2021, the Company is amortizing the $38 million of cash inflow it received in discrete amounts each month over the same time period that the derivative contracts would have settled. The amortized hedge gains factor into SilverBow's calculation of Adjusted EBITDA for covenant compliance purposes through the end of 2021. Beginning in 2022 and thereafter, the Company will no longer include these amortized hedge gains in the calculation of last twelve month Adjusted EBITDA for covenant compliance purposes.
As of February 25, 2022, SilverBow had 62% of total estimated production volumes hedged for full year 2022, using the midpoint of production guidance. For 2022, the Company has 121 MMcf/d of natural gas production hedged at an average price of $3.34 per million British thermal units (“MMBtu”), 3,156 Bbls/d of oil hedged at an average price of $55.65 per barrel and 2,042 Bbls/d of natural gas liquids (“NGLs”) hedged at an average price of $30.05 per barrel. For 2023, SilverBow has 64 MMcf/d of natural gas production hedged and 1,688 Bbls/d of oil hedged. The Company's hedges consists of swaps and collars with the average price factoring in the ceiling price of the collars.
CAPITAL STRUCTURE AND LIQUIDITY
SilverBow's liquidity as of December 31, 2021, was $234.1 million, consisting of $1.1 million of cash and $233.0 million of availability under its Credit Facility. The Company believes it has sufficient liquidity to meet its obligations for at least the next twelve months and execute its long-term development plans. SilverBow's net debt was $375.9 million, calculated as total long-term debt of $377.0 million less $1.1 million of cash, a 12% decrease from December 31, 2020.
During 2021 (from August 13, 2021 through December 31, 2021), the Company sold 1,222,209 shares of common stock through its at-the-market program (“ATM Program”) for net proceeds of $27.0 million after deducting sales agents' commissions and other related expenses. SilverBow intends to use the net proceeds from any sales through the ATM Program for general corporate purposes, including, but not limited to, financing of capital expenditures, repayment or refinancing of outstanding debt, financing acquisitions or investments, financing other business opportunities, and general working capital purposes.
As of January 31, 2022, the Company had 16.6 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, March 3, 2022, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time). Investors and participants can listen to the call by dialing 1-888-415-4465 (U.S.) or 1-646-960-0140 (International) and requesting SilverBow Resources Fourth Quarter and Full Year 2021 Earnings Conference Call (Conference ID: 5410161) or by visiting the Company's website. A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “SilverBow Resources Fourth Quarter and Full Year 2021 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website prior to the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, future operations, 2022 guidance and preliminary outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, future free cash flow and expected leverage ratio, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” "guidance," “expect,” “may,” “continue,” “predict,” “potential,” “plan," “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions, including disruptions in the oil and gas industry; actions by the members of the Organization of the Petroleum Exporting Countries ("OPEC") and Russia (together with OPEC and other allied producing countries) with respect to oil production levels and announcements of potential changes in such levels; political tensions or war; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; shut-in and curtailment of production due to decreases in available storage capacity or other factors; volatility in natural gas, oil and NGL prices; future cash flow and its adequacy to maintain our ongoing operations; liquidity, including our ability to satisfy our short- or long-term liquidity needs; our borrowing capacity and future covenant compliance; operating results; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; impairments on our properties due to lower commodity prices; well results; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic and political conditions, including political tensions or war; opportunities to monetize assets; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; environmental liabilities; counterparty credit risk; governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021. The Company's capital budget, operating plan, service cost outlook and development plans are subject to change at any time.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Footnotes)

1 A forward-looking estimate of net income (loss) is not provided with the forward-looking estimate of FCF (a non-GAAP measure) because the items necessary to estimate net income (loss) are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on the Company's net income (loss).
2 Free cash flow yield (a non-GAAP measure) is estimated by dividing the referenced calendar year's FCF by the Company's market capitalization, as of January 31, 2022. Market capitalization is defined as total shares outstanding multiplied by the closing share price at a given date. As of January 31, 2022, SilverBow had 16,631,175 shares outstanding and a closing share price of $23.29.
3 Re-investment rate is defined as capital expenditures divided by the sum of capital expenditures and free cash flow (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the calendar year.
4 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the trailing twelve-month period.
(Financial Highlights to Follow)

Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$1,121	$2,118
Accounts receivable, net	49,777	25,850
Fair value of commodity derivatives	2,806	4,821
Other current assets	1,875	2,184
Total Current Assets	55,579	34,973
Property and Equipment:
Property and Equipment, Full-Cost Method, including $17,090 and $28,090 of unproved property costs not being amortized	1,611,953	1,343,373
Less – Accumulated depreciation, depletion, amortization and impairment	(869,985)	(801,279)
Property and Equipment, Net	741,968	542,094
Right of use assets	16,065	4,366
Fair value of long-term commodity derivatives	201	281
Other long-term assets	5,641	1,421
Total Assets	$819,454	$583,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$35,034	$26,991
Fair value of commodity derivatives	47,453	8,171
Accrued capital costs	7,354	7,324
Accrued interest	697	983
Current lease liability	7,222	3,473
Undistributed oil and gas revenues	23,577	11,098
Total Current Liabilities	121,337	58,040
Long-term debt	372,825	424,905
Non-current lease liability	9,090	951
Deferred tax liabilities, net	6,516	303
Asset retirement obligations	5,526	4,533
Fair value of long-term commodity derivatives	8,585	2,946
Other long-term liabilities	3,043	424
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 16,822,845 and 12,053,763 shares issued and 16,631,175 and 11,936,679 shares outstanding	168	121
Additional paid-in capital	413,017	297,712
Treasury stock held, at cost, 191,670 and 117,084 shares	(2,984)	(2,372)
Retained earnings (Accumulated deficit)	(117,669)	(204,428)
Total Stockholders’ Equity	292,532	91,033
Total Liabilities and Stockholders’ Equity	$819,454	$583,135

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenues:
Oil and gas sales	$407,200	$177,386

Operating Expenses:
General and administrative, net	21,799	22,608
Depreciation, depletion, and amortization	68,629	64,564
Accretion of asset retirement obligations	306	354
Lease operating expense	27,206	21,360
Workovers	514	8
Transportation and gas processing	24,145	20,649
Severance and other taxes	19,307	10,514
Write-down of oil and gas properties	—	355,948
Total Operating Expenses	161,906	496,005

Operating Income (Loss)	245,294	(318,619)

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	(123,018)	61,304
Interest expense, net	(29,129)	(31,228)
Other income (expense), net	10	72

Income (Loss) Before Income Taxes	93,157	(288,471)

Provision (Benefit) for Income Taxes	6,398	20,911

Net Income (Loss)	$86,759	$(309,382)

Per Share Amounts:

Basic: Net Income (Loss)	$6.61	$(25.99)

Diluted: Net Income (Loss)	$6.42	$(25.99)

Weighted Average Shares Outstanding - Basic	13,118	11,902

Weighted Average Shares Outstanding - Diluted	13,520	11,902

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020
Revenues:
Oil and gas sales	$151,349	$53,465

Operating Expenses:
General and administrative, net	6,927	4,682
Depreciation, depletion, and amortization	23,144	13,434
Accretion of asset retirement obligations	80	91
Lease operating expense	8,439	5,337
Workovers	2	—
Transportation and gas processing	6,970	4,358
Severance and other taxes	7,333	3,001
Total Operating Expenses	52,895	30,903

Operating Income (Loss)	98,454	22,562

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	29,862	(5,580)
Interest expense, net	(7,241)	(7,352)
Other income (expense), net	5	22

Income (Loss) Before Income Taxes	121,080	9,652

Provision (Benefit) for Income Taxes	6,806	304

Net Income (Loss)	$114,274	$9,348

Per Share Amounts:

Basic: Net Income (Loss)	$7.35	$0.78

Diluted: Net Income (Loss)	$7.12	$0.77

Weighted Average Shares Outstanding - Basic	15,539	11,937

Weighted Average Shares Outstanding - Diluted	16,044	12,199

Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Year Ended December 31, 2021	Year Ended December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$86,759	$(309,382)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
Write-down of oil and gas properties	—	355,948
Depreciation, depletion, and amortization	68,629	64,564
Accretion of asset retirement obligations	306	354
Deferred income tax expense (benefit)	6,212	21,390
Share-based compensation expense	4,645	4,557
(Gain) Loss on derivatives, net	123,018	(61,304)
Cash settlements (paid) received on derivatives	(70,582)	78,421
Settlements of asset retirement obligations	(158)	(94)
Write-down of debt issuance cost	229	557
Other	2,877	3,061
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other assets	(23,513)	9,011
Increase (decrease) in accounts payable and accrued liabilities	17,507	(977)
Increase (decrease) in income taxes payable	83	(480)
Increase (decrease) in accrued interest	(286)	(414)
Net Cash Provided by (Used in) Operating Activities	215,726	165,212
Cash Flows from Investing Activities:
Additions to property and equipment	(133,638)	(114,738)
Acquisition of oil and gas properties	(51,734)	(4,544)
Proceeds from the sale of property and equipment	—	4,777
Payments on property sale obligations	(1,084)	(826)
Net Cash Provided by (Used in) Investing Activities	(186,456)	(115,331)
Cash Flows from Financing Activities:
Payments of long-term debt	(50,000)	—
Proceeds from bank borrowings	335,000	107,000
Payments of bank borrowings	(338,000)	(156,000)
Net proceeds from issuances of common stock	26,956	—
Purchase of treasury shares	(612)	(90)
Payments of debt issuance costs	(3,611)	(31)
Net Cash Provided by (Used in) Financing Activities	(30,267)	(49,121)

Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	(997)	760
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	2,118	1,358
Cash, Cash Equivalents and Restricted Cash at End of Year	$1,121	$2,118

Supplemental Disclosures of Cash Flows Information:
Cash paid during period for interest	$27,221	$28,929
Changes in capital accounts payable and capital accruals	$(4,033)	$(19,365)
Non-cash equity consideration for acquisitions	$(83,522)	$—

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Company's 2021 Form 10-K for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: In accordance with the Leverage Ratio calculation for SilverBow's Credit Facility, the Company makes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus (less) amortization of derivative contracts and pro forma EBITDA contributions related to closed acquisitions. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses.

Free Cash Flow and Free Cash Flow Yield: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. Free cash flow yield is calculated by taking free cash flow divided by the market capitalization of the Company at a given date. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. From time to time the Company provides forward-looking free cash flow and free cash flow yield estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company's Credit Facility less cash and cash equivalents.

Re-Investment Rate: Re-investment rate is defined as capital expenditures divided by the sum of capital expenditures and FCF (defined above) for a given time period. SilverBow believes that re-investment rate is useful to investors because it reflects the magnitude of capital needed to be invested back into the Company's operations, relative to the total potential cash flow to which stakeholders could have received. Within the oil and gas industry, shale development typically requires substantial, ongoing capital investments to sustain production due to the nature of high-decline rates in shale wells. SilverBow uses re-investment rate to supplement its analysis of future capital investments to the business against returns for stakeholders. Re-investment rate could vary in definition from company to company, and a higher or lower measure does not necessarily indicate better or worse; therefore re-investment rate should not be considered an alternative to operating income (loss), cash flows provided by (used in) operating activities, cash flows provided by (used in) investing activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020
Net Income (Loss)	$114,274	$9,348
Plus:
Depreciation, depletion and amortization	$23,144	$13,434
Accretion of asset retirement obligations	80	91
Interest expense	7,241	7,352
Write-down of oil and gas properties	—	—
Loss (gain) on commodity derivatives, net	(29,862)	5,580
Derivative cash settlements collected/(paid) (1)	(41,087)	1,143
Income tax expense/(benefit)	6,806	304
Share-based compensation expense	1,195	1,054
Adjusted EBITDA	$81,791	$38,306
Plus:
Cash interest and bank fees, net	(8,247)	(6,639)
Capital expenditures (2)	(20,055)	(19,541)
Current income tax (expense)/benefit	(594)	—
Free Cash Flow	$52,895	$12,126

Adjusted EBITDA	$81,791	$38,306
Amortization of derivative contracts	2,643	9,239
Pro forma contribution from closed acquisitions	3,573	—
Adjusted EBITDA for Leverage Ratio (3)	$88,007	$47,545
(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio, which is calculated in accordance with SilverBow's Credit Facility, includes proceeds from the amortization of previously unwound derivative contracts and pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date.

	Year Ended December 31, 2021	Year Ended December 31, 2020
Net Income (Loss)	$86,759	$(309,382)
Plus:
Depreciation, depletion and amortization	68,629	64,564
Accretion of asset retirement obligations	306	354
Interest expense	29,129	31,228
Write-down of oil and gas properties	—	355,948
Derivative (gain)/loss	123,018	(61,304)
Derivative cash settlements collected/(paid) (1)	(73,256)	39,424
Income tax expense/(benefit)	6,398	20,911
Share-based compensation expense	4,645	4,559
Adjusted EBITDA	$245,628	$146,302
Plus:
Monetized derivative contracts	$—	$38,310
Cash interest and bank fees, net	(30,924)	(28,929)
Capital expenditures (2)	(130,503)	(95,241)
Current income tax (expense)/benefit	(186)	480
Free Cash Flow	$84,015	$60,922

Adjusted EBITDA	$245,628	$146,302
Amortization of derivative contracts	14,093	25,075
Pro forma contribution from closed acquisitions	40,977	—
Adjusted EBITDA for Leverage Ratio (3)	$300,698	$171,377
(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio, which is calculated in accordance with SilverBow's Credit Facility, includes proceeds from the amortization of previously unwound derivative contracts and pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date.

Calculation of Cash General & Administrative Expenses (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per unit amounts)

The below tables provide the calculation of cash G&A for the following periods (in thousands).

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020
General and administrative, net	$6,927	$4,682
Less: Share-based compensation expense	1,195	1,054
Cash general and administrative, net	$5,732	$3,628

General and administrative, net (per Mcfe)	$0.30	$0.29
Less: Share-based compensation expense (per Mcfe)	0.05	0.07
Cash general and administrative, net (per Mcfe)	$0.25	$0.22

	Year Ended December 31, 2021	Year Ended December 31, 2020
General and administrative, net	$21,799	$22,608
Less: Share-based compensation expense	4,645	4,559
Cash general and administrative, net	$17,154	$18,049

General and administrative, net (per Mcfe)	$0.28	$0.34
Less: Share-based compensation expense (per Mcfe)	0.06	0.07
Cash general and administrative, net (per Mcfe)	$0.22	$0.27

Calculation of Standardized Measure of Discounted Future Net Cash Flows

The following table provides a reconciliation between the Standardized Measure (the most directly comparable financial measure calculated in accordance with U.S. GAAP) and SEC PV-10 Value of the Company's proved reserves:

	As of December 31,
(in millions)	2021	2020	2019
Standardized Measure of Discounted Future Net Cash Flows	$1,558	$513	$868
Adjusted for: Future income taxes (discounted at 10%)	259	13	108
SEC PV-10 Value	$1,817	$526	$976

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Year Ended December 31, 2021	Year Ended December 31, 2020
Production volumes:
Oil (MBbl) (1)	1,462	1,521
Natural gas (MMcf)	60,510	50,988
Natural gas liquids (MBbl) (1)	1,472	1,114
Total (MMcfe)	78,113	66,800

Oil, Natural gas and Natural gas liquids sales:
Oil	$98,607	$57,651
Natural gas	267,687	105,234
Natural gas liquids	40,906	14,500
Total	$407,200	$177,386

Average realized price:
Oil (per Bbl)	$67.46	$37.89
Natural gas (per Mcf)	4.42	2.06
Natural gas liquids (per Bbl)	27.78	13.02
Average per Mcfe	$5.21	$2.66

Price impact of cash-settled derivatives:
Oil (per Bbl)	$(16.50)	$13.27
Natural gas (per Mcf)	(0.69)	0.38
Natural gas liquids (per Bbl)	(5.07)	—
Average per Mcfe	$(0.94)	$0.59

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl) (2)	$50.96	$51.16
Natural gas (per Mcf)	3.73	2.44
Natural gas liquids (per Bbl)	22.71	13.02
Average per Mcfe	$4.27	$3.25

(1) Oil and natural gas liquids are converted at the rate of one barrel to six Mcfe
(2) Excludes the impact of the $38.3 million for derivative contracts monetized in the first quarter of 2020

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020
Production volumes:
Oil (MBbl) (1)	529	428
Natural gas (MMcf)	16,915	11,970
Natural gas liquids (MBbl) (1)	484	299
Total (MMcfe)	22,992	16,332

Oil, Natural gas and Natural gas liquids sales:
Oil	$40,021	$16,672
Natural gas	95,453	32,065
Natural gas liquids	15,876	4,728
Total	$151,349	$53,465

Average realized price:
Oil (per Bbl)	$75.65	$38.93
Natural gas (per Mcf)	5.64	2.68
Natural gas liquids (per Bbl)	32.82	15.82
Average per Mcfe	$6.58	$3.27

Price impact of cash-settled derivatives:
Oil (per Bbl)	$(16.37)	$3.60
Natural gas (per Mcf)	(1.72)	(0.03)
Natural gas liquids (per Bbl)	(6.88)	—
Average per Mcfe	$(1.79)	$0.07

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$59.28	$42.53
Natural gas (per Mcf)	3.92	2.65
Natural gas liquids (per Bbl)	25.94	15.82
Average per Mcfe	$4.80	$3.34

(1) Oil and natural gas liquids are converted at the rate of one barrel to six Mcfe

Reserve Replacement Ratio Calculation (Unaudited):
Reserve replacement ratio is calculated by dividing the sum of extensions, discoveries, and other additions, purchases of minerals in place, and total revisions for the year by production:

Reserve Replacement
(in MMcfe)	Year Ended December 31, 2021
Proved reserves as of December 31, 2020	1,106,415
Extensions, discoveries, and other additions (1)	359,375
Purchases of minerals in place	226,565
Revisions of prior reserve estimates:
Reclassification of PUD to unproved under SEC 5-year rule	(170,618)
Price and performance revisions	(27,853)
Production	(78,113)
Proved reserves as of December 31, 2021	1,415,770

Reserve replacement ratio	496%

(1) The additions in 2021 were primarily due to additions from drilling results and leasing of adjacent acreage

First Quarter 2022 & Full Year 2022 Guidance

Guidance
	1Q 2022	FY 2022
Production Volumes:
Oil (Bbls/d)	4,800 - 5,000	5,100 - 5,500
Natural Gas (MMcf/d)	167 - 177	180 - 195
NGLs (Bbls/d)	4,000 - 4,200	4,000 - 4,500
Total Reported Production (MMcfe/d)	220 - 232	235 - 255
% Gas	76%	77%

Product Pricing :
Crude Oil NYMEX Differential ($/Bbl)	($3.00) - $0.00	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.12) - ($0.02)	N/A
Natural Gas Liquids (% of WTI)	35% - 39%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.43 - $0.47	$0.45 - $0.49
Transportation & Processing ($/Mcfe)	$0.27 - $0.31	$0.28 - $0.32
Production Taxes (% of Revenue)	5.5% - 6.5%	5.5% - 6.5%
Cash G&A, net ($MM)	$3.8 - $4.3	$15.0 - $16.5